Exhibit 99.2

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES COMMON STOCK OFFERING

Jacksonville, Fla. (April 20, 2009) — Regency Centers Corporation announced today that it plans to sell 7,700,000 shares of its common stock in an underwritten public offering. The underwriters will be granted a 30-day option to purchase up to an additional 1,155,000 shares of common stock.

This offering is being made pursuant to an effective shelf registration statement and prospectus filed by Regency with the Securities and Exchange Commission. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers for the offering.

The company intends to use the net proceeds from the offering to repay indebtedness and for general corporate purposes.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact J.P.Morgan, Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11425, or (718) 242-8002; or Wachovia Capital Markets, LLC, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to equity.syndicate@wachovia.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2009, the company owned 413 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 55.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 195 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.